PRESS RELEASE
For Immediate Release

First Business Financial Services, Inc. Announces NASDAQ Listing

MADISON, October 06, 2005 – First Business Financial Services, Inc., located at 401 Charmany Drive in Madison, WI, announced today that its common stock has been approved for listing on the NASDAQ National Market under the symbol FBIZ. Trading of First Business Financial Services, Inc. stock will begin on Friday, October 7, 2005.

Jerry Smith, CEO of First Business Financial Services, Inc. stated, “This is an exciting day for First Business. It is our belief that listing our common stock on a national market will make it easier for our shareholders to buy and sell our shares and enable future growth through greater access to capital. In addition, we believe a NASDAQ National Market listing will increase the visibility of First Business as we move forward.”

Persons interested in trading shares of First Business Financial Services, Inc. can contact either their own broker or one of the following market makers: Keefe, Bruyette & Woods, Inc., 787 Seventh Ave, 4th FL, New York, NY 10019, (800) 342-5529; Ryan Beck & Company, Inc., 18 Columbia Turnpike, Florham Park, NJ 07932, (973) 549-4000; Sandler O’Neill &Partners, LP, 919 Third Avenue, 6th FL, New York, NY 10022, (212) 466-7800.

Smith continued, “Over the last fifteen years First Business has grown its assets to over $600 Million. The listing of our common stock is a continuation of that success story and will enable our company to continue to grow and serve our clients. We have established a statement of principles and beliefs that serve to remind us everyday of who we are and how we got here. Our vision of being the premier financial services provider in the markets we serve has never changed.”

About First Business Financial Services, Inc.
First Business Financial Services, Inc. is the parent of the First Business family of companies, managing shareholder relations and providing access to capital for our operating entities. Its companies include First Business Bank, First Business Bank – Milwaukee, First Business Trust & Investments, First Business Leasing, LLC, and First Business Capital Corp. For additional information, visit www.fbfinancial.com or call 608-238-8008.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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A company logo is attached.

For additional information, please contact:
Jim Ropella, Senior Vice President & Chief Financial Officer
608-232-5970 or jropella@fbfinancial.com